NB Bancorp, Inc. Reports Third Quarter 2024 Financial Results

Investor Contact

JP Lapointe, EVP and CFO

IR@NeedhamBank.com

781-474-5408

Needham, MA, October 30, 2024 – NB Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: NBBK), the holding company of Needham Bank (the “Bank”), today announced its third quarter 2024 financial results.

SELECTED FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER OF 2024

●	Net income of $8.4 million, or $0.21 per diluted share, compared to net income of $9.5 million, or $0.24 per diluted share, for the prior quarter. Operating net income, excluding one-time charges, amounted to $13.1 million, or $0.33 per diluted share for the current quarter. One-time charges include:
o	Loss on the sale of available-for sale securities amounting to $1.9 million;
o	Tax expense and a modified endowment contract penalty related to the surrender of bank-owned life insurance (“BOLI”) policies of $1.6 million, and;
o	Tax expense related to a basis write-down of solar income tax credits of $2.5 million, partially offset by;
o	Reversal of previously recognized amortization related to solar income tax credit investments during the first six months of the year, amounting to $913 thousand.
●	Gross loans increased $151.8 million, or 3.7%, to $4.25 billion, from the prior quarter.
●	Net interest margin increased 5 basis points to 3.51% during the current quarter from 3.46% in the prior quarter.
●	A portfolio of available-for-sale securities was sold at a $1.9 million net loss during the current quarter, with the proceeds reinvested into higher-yielding securities, which were restructured to mitigate portfolio risk and increase yield. The securities sold had an average yield of 0.97% with remaining duration of 2.4 years and were reinvested into securities with an average yield of 4.27% and average duration of 4.1 years. The earn-back period on the loss from the sale of the available-for-sale securities is expected to be approximately 2.5 years. The newly purchased securities carry a lower risk weight than the securities sold, mitigating risk in the Bank’s available-for-sale securities portfolio.
●	During the current quarter, the Bank surrendered $46.7 million of existing BOLI policies that were earning an annualized yield of 3.08%. Prior to the surrender of the policies, the Bank took out an additional $50.0 million of BOLI policies, which are currently yielding 4.81%. As a result of the surrender of the BOLI policies, the Bank incurred $1.6 million of tax and penalty, which the Bank expects to earn back in less than 2 years. The insurance carriers have six months to pay out the surrendered policies, and as a result, the Bank expects BOLI to be at higher balances and to continue earning income related to the increase in cash surrender value until the proceeds are received, which will further shorten the earn-back period on the tax and penalty amount.
●	During the current quarter, the Bank charged off $5.3 million of loans, including $4.0 million related to one non-owner-occupied commercial real estate office loan, which was a purchased participation loan. As a result of the deterioration of this loan, management engaged a third-party loan review firm to review our remaining real estate office loan portfolio, which was completed and did not result in any additional criticized loans or downgrades to our current risk ratings.

●	Asset quality remains strong:
o	Annualized net charge-offs increased forty-one basis points to 0.50% of average total loans during the current quarter from 0.09% of average total loans during the prior quarter. Non-performing loans decreased to $16.0 million, or 0.38% of total loans during the current quarter from $20.7 million, or 0.51% of total loans during the prior quarter.
o	The increase in annualized net charge-offs and the decrease in non-performing loans was primarily due to the charge-off of a $4.0 million office participation loan during the quarter, along with the payoff of a $2.2 million construction loan at par.
o	Provision for credit losses for the third quarter amounted to $2.6 million, a decrease from $3.7 million in the prior quarter, contributing to a decrease in the allowance for credit losses (“ACL”) of $252 thousand and decreasing the ACL as a percentage of total loans to 0.89%.
●	During the quarter, the Bank adopted Accounting Standards Update (“ASU”) 2023-02, with a modified retrospective adoption reflected as of January 1, 2024, to record solar income tax credit investments under the proportional amortization method (“PAM”), whereby the solar income tax credit investments are amortized in proportion to the amount of overall benefits received from the investment. As a result of the adoption, the amortization of solar income tax credit investments where the credits were received in prior years was reflected as a retained earnings adjustment, which resulted in a $10.1 million reduction to retained earnings, along with a corresponding reduction in non-public investments. Additionally, $913 thousand of amortization expense related to these investments that was recorded during the first six months of 2024 was also reversed during the current quarter to apply retrospective treatment to the beginning of the year. The impact of adopting PAM on current quarter results amounted to $18.0 million in income tax expense, which included $2.5 million of a deferred tax liability related to the write-down of the basis of the investment. This was partially offset by a reduction in income tax expense of $17.3 million from the recognition of income tax credits during the quarter.
●	Total deposits increased $124.9 million, or 3.2%, from the prior quarter. Brokered deposits increased by $29.9 million or 10.0% from the prior quarter, while the remaining $95.0 million increase represents core deposit growth of 2.6%, for the quarter.
●	FHLB advances increased $55.5 million during the quarter, primarily in short-term advances, which were used to fund loan growth and the BOLI policy purchase.
●	Borrowings and brokered deposits totaled 8.9% of total assets, an increase from 7.5% at the prior quarter end.
●	Strong capital position of 14.9% shareholders’ equity to total assets and 14.9% tangible shareholders’ equity to tangible assets.
●	Book value per share and tangible book value per share were $17.50 and $17.48, respectively, which increased from $17.19 and $17.17, respectively in the prior quarter. The increase in tangible book value per share was due to net income for the current quarter of $8.4 million and a $4.0 million reduction in accumulated other comprehensive loss.

“We continued with another strong quarter, with loan growth of 3.7%, primarily funded by deposits, which grew 3.2% during the quarter. We have shown another quarter of strong, but disciplined loan growth, with the ability to self-fund from our continued growth in deposits. Operating net income was $0.33 per share for the quarter, excluding the one-time charges taken during the quarter, which is expected to help our earnings run rate going forward. While we took a large charge-off during the current quarter, we are confident that the credit quality in the rest of our portfolio remains strong. Our balance sheet remains a strength as we head into the fourth quarter and we are optimistic about our opportunities as we look to close out our first full year as a public company,” said Joseph Campanelli, Chairman, President and Chief Executive Officer. “Tangible book value per share grew $0.31 during the quarter, and the Company continues to be disciplined in our capital management.”

BALANCE SHEET

Total assets amounted to $5.00 billion as of September 30, 2024, representing an increase of $202.8 million, or 4.2%, from June 30, 2024.

●	Cash and cash equivalents decreased $11.9 million, or 3.6%, to $317.0 million from $328.9 million, in the prior quarter as a result of loan growth outpacing deposit growth.
●	Net loans increased to $4.21 billion, representing an increase of $152.0 million, or 3.7%, from the prior quarter as demand for new originations continued. The current quarter growth was primarily seen in construction and land development loans, which increased $88.5 million, or 15.3%, commercial real estate loans excluding multi-family loans, which increased $55.7 million or 4.6%, consumer loans, which increased $13.1 million, or 5.9%, and residential real estate loans, which increased $9.5 million, or 0.8%; offset partially by a decrease in commercial and industrial loans of $19.4 million, or 3.3%.
●	BOLI assets increased to $101.7 million from $51.3 million, a $50.4 million, or 98.2%, increase from the prior quarter as a result of the BOLI transaction noted previously.
●	Prepaid expenses and other assets increased $24.8 million, or 50.0%, to $74.6 million from $49.7 million, primarily from an increase in income tax receivable of $18.9 million, as a result of the solar income tax credits earned during the current quarter.
●	Non-public investments decreased to $5.7 million from $16.1 million, a $10.4 million, or 64.8%, decrease from the prior quarter as a result of the amortization of solar income tax credit investments under PAM due to the adoption of ASU 2023-02, as described previously.
●	Deposits totaled $4.04 billion representing an increase of $124.9 million, or 3.2%, from the prior quarter. The increase in deposits was the result of growth in customer deposits, primarily certificates of deposit, which increased $78.6 million, or 4.9%, from the prior quarter, along with money market accounts, which increased $68.6 million, or 7.1%. Additionally, brokered deposits increased $29.9 million, or 10.0%, from the prior quarter. The above increases were partially offset by decreases in the balances of non-interest-bearing deposits of $28.4 million, or 4.8%, and NOW accounts of $23.0 million, or 6.5%.
●	FHLB borrowings increased to $116.3 million from $60.8 million, a $55.5 million, or 91.2%, increase during the current quarter as a result of the need to fund the BOLI transaction described previously.
●	Shareholders’ equity was $747.4 million, representing an increase of $13.1 million, or 1.8%, from the prior quarter, primarily as a result of $8.4 million of net income and a $4.0 million decrease in accumulated other comprehensive loss due to interest rate changes during the current quarter.

NET INTEREST INCOME

Net interest income was $41.3 million for the quarter ended September 30, 2024, compared to $38.7 million for the prior quarter, representing an increase of $2.6 million, or 6.7%.

●	The increase in interest income during the quarter ended September 30, 2024 was primarily attributable to increases in the average balance of loans, which contributed $3.4 million, and increases in the average rate on loans, which contributed $1.9 million. These increases were partially offset by decreases in the average balance and average rate on short-term investments, which decreased interest income by $204 thousand and $164 thousand, respectively, during the quarter ended September 30, 2024.
●	The increase in interest expense for the quarter ended September 30, 2024 was primarily driven by increases in the average balance of certificates of deposit, which increased interest expense by $1.3 million, increases in the average balance of money market accounts, which increased interest expense by $408 thousand and increases in the average rate on money market accounts, which increased interest expense by $151 thousand.

NONINTEREST INCOME

Noninterest income was $1.3 million for the quarter ended September 30, 2024, compared to $3.0 million for the prior quarter, representing a decrease of $1.7 million, or 57.6%.

●	Net loss on sale of available-for-sale securities increased $1.9 million, or 100.0%, during the quarter as a result of the loss trades executed to restructure the securities portfolio for higher yields and lower risk.
●	Swap contract income was $375 thousand, compared to $265 thousand in the prior quarter, representing an increase of $110 thousand, or 41.5%, due to increased swap contract originations.
●	Customer service fee income was $2.0 million, compared to $1.9 million in the prior quarter, representing an increase of $91 thousand, or 4.9%, as a result of a higher volume of fees earned during the current quarter.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended September 30, 2024 was $24.6 million, representing a decrease of $1.6 million, or 6.2%, from the prior quarter.

●	General and administrative expenses decreased $1.6 million, or 93.2%, for the quarter ended September 30, 2024, primarily as a result of the adoption of ASU 2023-02 under the PAM method which reclassified the amortization of solar tax credit investments from general and administration expenses to income tax expense.
●	Salaries and employee benefits were $17.2 million for the quarter ended September 30, 2024, representing an increase of $456 thousand, or 2.7%, from the prior quarter, primarily due to increased employee compensation of $308 thousand, increased bonus expense of $194 thousand and additional ESOP compensation expense of $134 thousand; partially offset by reductions in 401(k) matching expenses of $100 thousand and employee benefits expenses of $68 thousand.
●	Director and professional service fees decreased $275 thousand during the quarter ended September 30, 2024, primarily as a result of decreased appraisal fees of $142 thousand and decreased professional services expenses of $97 thousand.
●	Marketing and charitable contributions decreased $253 thousand during the quarter ended September 30, 2024, primarily as a result of decreased public relations costs of $94 thousand, decreased broadcast media costs of $48 thousand and decreased promotional costs of $45 thousand.

INCOME TAXES

Income tax expense for the quarter ended September 30, 2024 was $7.0 million, representing a $4.6 million increase, or 195.4%, from the prior quarter. The increase was primarily driven by the adoption of PAM under ASU 2023-02. The effective tax rate for the current quarter was 45.5%, compared to 20.0% in the prior quarter. The primary driver of the increase in the effective tax was the income tax expense for the basis reduction on the solar income tax credits, which resulted in $2.5 million of income tax expense, along with the BOLI-related tax and penalty, which amounted to $1.6 million of additional tax expense. Excluding these two items, the effective tax rate would have been 18.8%.

COMMERCIAL REAL ESTATE PORTFOLIO

Commercial real estate loans increased $60.8 million, or 4.1%, to $1.55 billion, during the quarter ended September 30, 2024.

●	Cannabis facility commercial real estate loans increased $49.1 million, or 18.3%, during the quarter ended September 30, 2024. The Company’s cannabis facility commercial real estate portfolio is secured entirely by the underlying commercial real estate of the borrower operation. The vast majority of the loan portfolio balances have a loan-to-value ratio of 65% or lower, with appraisal reports taking a blended approach (using both cannabis and non-cannabis use real estate sales comparables, which are generally more conservative). The portfolio has geographic dispersion, with lower dollar exposure loans remaining local and larger dollar exposure loans generally tied to multi-state operators with a more national footprint. All cannabis facility loan relationships were pass-rated and current at the end of the current quarter.
●	The Company’s $272.6 million multi-family real estate loan portfolio consists of high-quality, performing loans primarily located in the Greater Boston area, primarily all of which are adjustable-rate loans.
●	The Company’s $215.4 million office portfolio consists principally of suburban Class A and B office space used as medical and traditional offices. The portfolio does not consist of high-rise towers located in Boston.

ASSET QUALITY

●	The ACL amounted to $37.6 million as of September 30, 2024, or 0.89% of total gross loans, compared to $37.9 million, or 0.92% of total loans at June 30, 2024. The Company recorded provisions for credit losses of $2.6 million during the quarter ended September 30, 2024, compared to $3.7 million for the prior quarter, which included a provision of $5.0 million for loans and a release of $2.4 million for unfunded commitments in the current quarter. The provision of $5.0 million for credit losses on loans was mainly the result of the $4.0 million charge-off of one commercial real estate office participation loan coupled with loan growth during the current quarter. The release of $2.4 million for unfunded commitments was mainly the result of reduced qualitative factors and reduced balances of unfunded construction loan commitments.
●	Non-performing loans totaled $16.0 million as of September 30, 2024, a decrease of $4.7 million, or 22.8%, from $20.7 million at the end of the prior quarter. The decrease was primarily due to one commercial real estate office participation loan, which had previously been on non-accrual at June 30, 2024, being charged off during the quarter ended September 30, 2024, along with one construction loan amounting to $2.2 million that paid off during the quarter.
●	During the quarter ended September 30, 2024, the Company recorded total net charge-offs of $5.2 million, or 0.50% of average total loans on an annualized basis, compared to $878 thousand, or 0.09% of average total loans on an annualized basis, in the prior quarter. The increase in net charge-offs during the quarter ended September 30, 2024 was due to a $4.0 million charge-off of one commercial real estate office participation loan and $1.3 million of purchased consumer loan charge-offs.
●	The Company’s loan portfolio consists primarily of commercial real estate and multi-family loans, one-to-four-family residential real estate loans, construction and land development loans, commercial and industrial loans and consumer loans. These loans are primarily made to individuals and businesses located in our primary lending market area, which is the Greater Boston metropolitan area and surrounding communities in Massachusetts, eastern Connecticut, southern New Hampshire and Rhode Island.

ABOUT NB BANCORP, INC.

NB Bancorp, Inc. (Nasdaq Capital Market: NBBK) is the registered bank holding company of Needham Bank. Needham Bank is headquartered in Needham, Massachusetts, which is approximately 17 miles southwest of Boston’s financial district. Known as the “Builder’s Bank,” Needham Bank has been helping individuals, businesses and non-profits build for their futures since 1892.

Needham Bank offers an array of tech-forward products and services that businesses and consumers use to manage their financial needs. We have the financial expertise typically found at much larger institutions and the local knowledge and commitment you can only find at a community bank. For more information, please visit https://NeedhamBank.com. Needham Bank is a member of FDIC and DIF.

Non-GAAP Financial Measures

In addition to results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release contains certain non-GAAP financial measures, including operating net income, operating noninterest expense, operating noninterest income, operating earnings per share, basic, operating earnings per share, diluted, operating return on average assets, operating return on average shareholders’ equity, operating efficiency ratio, tangible shareholders’ equity, tangible assets, tangible book value per share, and efficiency ratio. The Company’s management believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a Company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in other documents we file with the Securities and Exchange Commission (the “SEC”), in our annual reports to our stockholders, in press releases and other written materials, and in oral statements made by our officers, directors or employees. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “outlook,” “will,” “should,” and other expressions that predict or indicate future events and trends and which do not relate to historical matters.

Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, changes in general business and economic conditions on a national basis and in the local markets in which the Company operates, including changes which adversely affect borrowers’ ability to service and repay loans; changes in customer behavior due to political, business and economic conditions, including inflation and concerns about liquidity; turbulence in the capital and debt markets; reductions in net interest income resulting from interest rate volatility as well as changes in the balances and mix of loans and deposits; changes in interest rates and real estate values; changes in loan collectability and increases in defaults and charge-off rates; decreases in the value of securities and other assets, adequacy of credit loss reserves, or deposit levels necessitating increased borrowing to fund loans and investments; changing government regulation; competitive pressures from other financial institutions; changes in legislation or regulation and accounting principles, policies and guidelines; cybersecurity incidents, fraud, natural disasters, and future pandemics; the risk that the Company may not be successful in the implementation of its business strategy; the risk that intangibles recorded in the Company’s financial statements will become impaired; changes in assumptions used in making such forward-looking statements;

and the other risks and uncertainties detailed in the Company’s Form 10-K and updated by our Quarterly Report on Form 10-Q and other filings submitted to the SEC. These statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.

NB BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share data)
	As of and for the three months ended
	September 30, 2024	June 30, 2024	September 30, 2023

Earnings data
Net interest income	$41,324	$38,722	$33,484
Noninterest income	1,265	2,981	3,138
Total revenue	42,589	41,703	36,622
Provision for credit losses	2,623	3,667	1,965
Noninterest expense	24,586	26,214	23,088
Pre-tax income	15,380	11,822	11,569
Net income	8,383	9,453	8,467
Operating net income (non-GAAP)	13,116	9,858	8,467
Operating noninterest expense (non-GAAP)	25,499	25,708	23,088

Per share data
Earnings per share, basic	$0.21	$0.24	N/A
Earnings per share, diluted	0.21	0.24	N/A
Operating earnings per share, basic (non-GAAP)	0.33	0.25	N/A
Operating earnings per share, diluted (non-GAAP)	0.33	0.25	N/A
Book value per share	17.50	17.19	N/A
Tangible book value per share (non-GAAP)	17.48	17.17	N/A

Profitability
Return on average assets	0.68%	0.81%	0.81%
Operating return on average assets (non-GAAP)	1.07%	0.84%	0.81%
Return on average shareholders' equity	4.42%	5.13%	9.24%
Operating return on average shareholders' equity (non-GAAP)	6.91%	5.35%	9.24%
Net interest margin	3.51%	3.46%	3.36%
Cost of deposits	3.37%	3.33%	2.49%
Efficiency ratio	57.73%	62.86%	63.04%
Operating efficiency ratio (non-GAAP)	57.36%	61.65%	63.04%

Balance sheet, end of period
Total assets	$5,002,557	$4,799,777	$4,231,792
Total loans	4,249,074	4,097,278	3,715,151
Total deposits	4,042,817	3,917,905	3,436,659
Total shareholders' equity	747,449	734,312	365,701

Asset quality
Allowance for credit losses (ACL)	$37,605	$37,857	$31,889
ACL / Total non-performing loans (NPLs)	234.9%	182.6%	246.3%
Total NPLs / Total loans	0.38%	0.51%	0.35%
Net charge-offs (annualized) / Average total loans	(0.50)%	(0.09)%	(0.17)%

Capital ratios
Shareholders' equity / Total assets	14.94%	15.30%	8.64%
Tangible shareholders' equity / tangible assets (non-GAAP)	14.92%	15.28%	8.61%

NB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share and per share data)

	As of			September 30, 2024 change from
	September 30, 2024	June 30, 2024	September 30, 2023	June 30, 2024		September 30, 2023
Assets
Cash and due from banks	$148,187	$170,255	$102,452	$(22,068)	(13.0)%	$45,735	44.6%
Federal funds sold	168,862	158,687	31,382	10,175	6.4%	137,480	438.1%
Total cash and cash equivalents	317,049	328,942	133,834	(11,893)	(3.6)%	183,215	136.9%

Available-for-sale securities, at fair value	202,541	205,065	196,943	(2,524)	(1.2)%	5,598	2.8%

Loans receivable, net of deferred fees	4,249,074	4,097,278	3,715,151	151,796	3.7%	533,923	14.4%
Allowance for credit losses	(37,605)	(37,857)	(31,889)	252	(0.7)%	(5,716)	17.9%
Net loans	4,211,469	4,059,421	3,683,262	152,048	3.7%	528,207	14.3%

Accrued interest receivable	18,671	19,007	15,846	(336)	(1.8)%	2,825	17.8%
Banking premises and equipment, net	34,802	35,290	35,964	(488)	(1.4)%	(1,162)	(3.2)%
Federal Home Loan Bank ("FHLB") stock, at cost	6,848	4,767	17,622	2,081	43.7%	(10,774)	(61.1)%
Federal Reserve Bank stock, at cost	11,769	11,333	9,797	436	3.8%	1,972	20.1%
Non-public investments	5,654	16,053	10,502	(10,399)	(64.8)%	(4,848)	(46.2)%
Bank-owned life insurance ("BOLI")	101,736	51,321	50,123	50,415	98.2%	51,613	103.0%
Prepaid expenses and other assets	74,550	49,706	65,751	24,844	50.0%	8,799	13.4%
Deferred income tax asset	17,468	18,872	12,148	(1,404)	(7.4)%	5,320	43.8%
Total assets	$5,002,557	$4,799,777	$4,231,792	$202,780	4.2%	$770,765	18.2%

Liabilities and shareholders' equity

Deposits	$4,042,817	$3,917,905	$3,436,659	$124,912	3.2%	$606,158	17.6%
Mortgagors' escrow accounts	4,401	4,022	3,953	379	9.4%	448	11.3%
FHLB borrowings	116,335	60,835	345,634	55,500	91.2%	(229,299)	(66.3)%
Accrued expenses and other liabilities	69,524	62,624	65,368	6,900	11.0%	4,156	6.4%
Accrued retirement liabilities	22,031	20,079	14,477	1,952	9.7%	7,554	52.2%
Total liabilities	4,255,108	4,065,465	3,866,091	189,643	4.7%	389,017	10.1%

Shareholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; no shares
issued and outstanding	-	-	-	-	0.0%	-	0.0%
Common stock, $0.01 par value, 120,000,000 shares authorized; 42,705,729 issued and outstanding at September 30 and June 30, 2024, respectively, no shares issued
and outstanding at September 30, 2023	427	427	-	-	0.0%	427	0.0%
Additional paid-in capital	417,013	416,845	-	168	0.0%	417,013	0.0%
Unallocated common shares held by the Employee Stock Ownership Plan ("ESOP")	(45,407)	(46,002)	-	595	(1.3)%	(45,407)	0.0%
Retained earnings	382,561	374,177	379,792	8,384	2.2%	2,769	0.7%
Accumulated other comprehensive loss	(7,145)	(11,135)	(14,091)	3,990	(35.8)%	6,946	(49.3)%
Total shareholders' equity	747,449	734,312	365,701	13,137	1.8%	381,748	104.4%

Total liabilities and shareholders' equity	$5,002,557	4,799,777	$4,231,792	$202,780	4.2%	$770,765	18.2%

NB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended				Three Months Ended September 30, 2024 Change From Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023		June 30, 2024		September 30, 2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$70,518	$65,271		$56,702	$5,247	8.0%		$13,816	24.4%
Interest on investment securities	1,768	1,690		1,105	78	4.6%		663	60.0%
Interest and dividends on cash equivalents and other	3,717	4,161		1,791	(444)	(10.7)%		1,926	107.5%
Total interest and dividend income	76,003	71,122		59,598	4,881	6.9%		16,405	27.5%

INTEREST EXPENSE
Interest on deposits	33,612	31,579		20,789	2,033	6.4%		12,823	61.7%
Interest on borrowings	1,067	821		5,325	246	30.0%		(4,258)	(80.0)%
Total interest expense	34,679	32,400		26,114	2,279	7.0%		8,565	32.8%

NET INTEREST INCOME	41,324	38,722		33,484	2,602	6.7%		7,840	23.4%

PROVISION FOR CREDIT LOSSES
Provision for credit losses - loans	4,997	4,429		1,965	568	12.8%		3,032	154.3%
(Release of) provision for credit losses - unfunded commitments	(2,374)	(762)		-	(1,612)	211.5%		(2,374)	0.0%
Total provision for credit losses	2,623	3,667		1,965	(1,044)	(28.5)%		658	33.5%

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	38,701	35,055		31,519	3,646	10.4%		7,182	22.8%

NONINTEREST INCOME
Customer service fees	1,963	1,872		1,689	91	4.9%		274	16.2%
Increase in cash surrender value of BOLI	414	404		374	10	2.5%		40	10.7%
Mortgage banking income	367	428		101	(61)	(14.3)%		266	263.4%
Swap contract income	375	265		950	110	41.5%		(575)	(60.5)%
Loss on sale of available-for-sale securities, net	(1,868)	-		-	(1,868)	100.0%		(1,868)	0.0%
Other income	14	12		24	2	16.7%		(10)	(41.7)%
Total noninterest income	1,265	2,981		3,138	(1,716)	(57.6)%		(1,873)	(59.7)%

NONINTEREST EXPENSE
Salaries and employee benefits	17,202	16,746		14,659	456	2.7%		2,543	17.3%
Director and professional service fees	1,995	2,270		1,609	(275)	(12.1)%		386	24.0%
Occupancy and equipment expenses	1,394	1,461		1,279	(67)	(4.6)%		115	9.0%
Data processing expenses	2,226	2,325		2,017	(99)	(4.3)%		209	10.4%
Marketing and charitable contribution expenses	842	1,095		918	(253)	(23.1)%		(76)	(8.3)%
FDIC and state insurance assessments	812	633		1,215	179	28.3%		(403)	(33.2)%
General and administrative expenses	115	1,684		1,391	(1,569)	(93.2)%		(1,276)	(91.7)%
Total noninterest expense	24,586	26,214		23,088	(1,628)	(6.2)%		1,498	6.5%

INCOME BEFORE TAXES	15,380	11,822		11,569	3,558	30.1%		3,811	32.9%

INCOME TAXES	6,997	2,369		3,102	4,628	195.4%		3,895	125.6%

NET INCOME	$8,383	$9,453		$8,467	$(1,070)	(11.3)%		$(84)	(1.0)%

Weighted average common shares outstanding, basic	39,289,271	39,289,271		N/A	-	0.0%		N/A	N/A
Weighted average common shares outstanding, diluted	39,289,271	39,289,271		N/A	-	0.0%		N/A	N/A
Earnings per share, basic	$0.21	$0.24	$	N/A	$(0.03)	(11.3)%	$	N/A	N/A
Earnings per share, diluted	$0.21	$0.24	$	N/A	$(0.03)	(11.3)%	$	N/A	N/A

NB BANCORP, INC.

AVERAGE BALANCES, INTEREST EARNED/PAID & AVERAGE YIELDS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average			Average			Average
	Outstanding		Average	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (4)	Balance	Interest	Yield/Rate (4)	Balance	Interest	Yield/Rate (4)
Interest-earning assets:
Loans	$4,188,504	$70,518	6.70%	$3,987,452	$65,271	6.58%	$3,623,804	$56,702	6.21%
Securities	204,273	1,768	3.44%	204,336	1,690	3.33%	204,074	1,105	2.15%
Other investments (5)	30,707	223	2.89%	28,474	299	4.22%	39,696	780	7.80%
Short-term investments (5)	264,394	3,494	5.26%	279,559	3,862	5.56%	81,380	1,011	4.93%
Total interest-earning assets	4,687,878	76,003	6.45%	4,499,821	71,122	6.36%	3,948,954	59,598	5.99%
Non-interest-earning assets	240,821			238,370			216,254
Allowance for credit losses	(38,495)			(34,735)			(32,062)
Total assets	$4,890,204			$4,703,456			$4,133,146

Interest-bearing liabilities:
Savings accounts	$112,632	15	0.05%	$117,701	15	0.05%	$136,241	17	0.05%
NOW accounts	327,484	180	0.22%	328,192	204	0.25%	337,799	158	0.19%
Money market accounts	876,933	8,943	4.06%	836,757	8,384	4.03%	806,815	5,623	2.77%
Certificates of deposit and individual retirement accounts	1,941,143	24,474	5.02%	1,834,480	22,976	5.04%	1,445,885	14,991	4.11%
Total interest-bearing deposits	3,258,192	33,612	4.10%	3,117,130	31,579	4.07%	2,726,740	20,789	3.02%
FHLB advances	85,156	1,067	4.98%	61,968	821	5.33%	383,549	5,325	5.51%
Total interest-bearing liabilities	3,343,348	34,679	4.13%	3,179,098	32,400	4.10%	3,110,289	26,114	3.33%
Non-interest-bearing deposits	713,566			694,669			582,507
Other non-interest-bearing liabilities	78,681			88,364			76,881
Total liabilities	4,135,595			3,962,131			3,769,677
Shareholders' equity	754,609			741,325			363,469
Total liabilities and shareholders' equity	$4,890,204			$4,703,456			$4,133,146
Net interest income		$41,324			$38,722			$33,484
Net interest rate spread (1)			2.32%			2.26%			2.66%
Net interest-earning assets (2)	$1,344,530			$1,320,723			$838,665
Net interest margin (3)			3.51%			3.46%			3.36%

Average interest-earning assets to interest-bearing liabilities	140.22%			141.54%			126.96%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average total interest-earning assets.

(4) Annualized

(5) Other investments are comprised of FRB stock, FHLB stock and swap collateral accounts. Short-term investments are comprised of cash and cash equivalents.

NB BANCORP, INC.

COMMERCIAL REAL ESTATE BY COLLATERAL TYPE

(Unaudited)

(Dollars in thousands)

	September 30, 2024
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Cannabis Facility	$301,931	$15,334	$317,265	20%
Multi-Family	—	272,561	272,561	18%
Office	30,455	184,895	215,350	14%
Industrial	109,341	53,608	162,949	10%
Hospitality	55	157,027	157,082	10%
Special Purpose	80,575	54,010	134,585	9%
Retail	30,232	93,432	123,664	8%
Other	39,990	57,268	97,258	6%
Mixed-Use	8,509	63,292	71,801	5%
Total commercial real estate	$601,088	$951,427	$1,552,515	100%

	June 30, 2024				Change From Three Months Ended September 30, 2024
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Cannabis Facility	$252,741	$15,408	$268,149	18%	$49,190	$(74)	$49,116	18%
Multi-Family	—	267,544	267,544	18%	—	5,017	5,017	2%
Office	32,793	189,157	221,950	15%	(2,338)	(4,262)	(6,600)	(3)%
Industrial	106,755	52,142	158,897	11%	2,586	1,466	4,052	3%
Hospitality	61	148,955	149,016	10%	(6)	8,072	8,066	5%
Special Purpose	80,001	54,229	134,230	9%	574	(219)	355	0%
Retail	29,675	102,562	132,237	9%	557	(9,130)	(8,573)	(6)%
Other	32,701	54,840	87,541	6%	7,289	2,428	9,717	11%
Mixed-Use	8,563	63,628	72,191	5%	(54)	(336)	(390)	(1)%
Total commercial real estate	$543,290	$948,465	$1,491,755	100%	$57,798	$2,962	$60,760	4%

	September 30, 2023				Change From Three Months Ended September 30, 2024
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Cannabis Facility	$143,818	$16,327	$160,145	12%	$158,113	$(993)	$157,120	98%
Multi-Family	—	208,879	208,879	16%	—	63,682	63,682	30%
Office	28,060	173,920	201,980	16%	2,395	10,975	13,370	7%
Industrial	103,749	54,332	158,081	12%	5,592	(724)	4,868	3%
Hospitality	37	147,521	147,558	11%	18	9,506	9,524	6%
Special Purpose	84,951	56,734	141,685	11%	(4,376)	(2,724)	(7,100)	(5)%
Retail	26,595	103,751	130,346	10%	3,637	(10,319)	(6,682)	(5)%
Other	24,268	40,889	65,157	5%	15,722	16,379	32,101	49%
Mixed-Use	8,842	62,765	71,607	6%	(333)	527	194	0%
Total commercial real estate	$420,320	$865,118	$1,285,438	100%	$20,260	$12,645	$32,905	3%

NB BANCORP, INC.
NON-GAAP RECONCILIATION
(Unaudited)
(Dollars in thousands)
	For the Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023

Net income (GAAP)	$8,383	$9,453	$8,467

Add (Subtract):
Adjustments to net income:
Losses on sales of securities available for sale, net	1,868	-	-
Income tax expense on solar tax credit investment basis reduction	2,503	-	-
BOLI surrender tax and modified endowment contract penalty	1,552	-	-
Adjustment for adoption of ASU 2023-02	(913)	506	-
Total adjustments to net income	$5,010	$506	$-
Less net tax benefit (cost) associated with losses on sales of securities available for sale, net and reversal of previously
taken amortization of solar tax credit investments	277	101	-
Non-GAAP adjustments, net of tax	4,733	405	-
Operating net income (non-GAAP)	$13,116	$9,858	$8,467
Weighted average common shares outstanding, basic	39,289,271	39,289,271	N/A
Weighted average common shares outstanding, diluted	39,289,271	39,289,271	N/A
Operating earnings per share, basic (non-GAAP)	0.33	0.25	N/A
Operating earnings per share, diluted (non-GAAP)	0.33	0.25	N/A

Noninterest expense (GAAP)	$24,586	$26,214	$23,088

Subtract (Add):
Noninterest expense components:
Adjustment for adoption of ASU 2023-02	(913)	506	-
Total impact of non-GAAP noninterest expense adjustments	$(913)	$506	$-
Noninterest expense on an operating basis (non-GAAP)	$25,499	$25,708	$23,088

Noninterest income (GAAP)	$1,265	$2,981	$3,138

Subtract (Add):
Noninterest expense components:
Losses on sales of securities available for sale, net	(1,868)	-	-
Total impact of non-GAAP noninterest income adjustments	$(1,868)	$-	$-
Noninterest income on an operating basis (non-GAAP)	$3,133	$2,981	$3,138

Operating net income (non-GAAP)	$13,116	$9,858	$8,467
Average assets	4,890,204	4,703,456	4,133,146
Operating return on average assets (non-GAAP)	1.07%	0.84%	0.81%
Average shareholders’ equity	754,609	741,325	363,469
Operating return on average shareholders' equity (non-GAAP)	6.91%	5.35%	9.24%

Noninterest expense on an operating basis (non-GAAP)	$25,499	$25,708	$23,088
Total revenue (net interest income plus total noninterest income on an operating basis) (non-GAAP)	44,457	41,703	36,622
Operating efficiency ratio (non-GAAP)	57.36%	61.65%	63.04%

	As of
	September 30, 2024	June 30, 2024	September 30, 2023

Total shareholders’ equity (GAAP)	$747,449	$734,312	$365,701
Subtract:
Intangible assets (core deposit intangible)	1,116	1,153	1,265
Total tangible shareholders’ equity (non-GAAP)	746,333	733,159	364,436
Total assets (GAAP)	5,002,557	4,799,777	4,231,792
Subtract:
Intangible assets (core deposit intangible)	1,116	1,153	1,265
Total tangible assets (non-GAAP)	$5,001,441	$4,798,624	$4,230,527
Tangible shareholders' equity / tangible assets (non-GAAP)	14.92%	15.28%	8.61%
Total common shares outstanding	42,705,729	42,705,729	N/A
Tangible book value per share (non-GAAP)	$17.48	$17.17	$ N/A

NB BANCORP, INC.

ASSET QUALITY – NON-PERFORMING ASSETS (1)

(Unaudited)

(Dollars in thousands)

	September 30, 2024	June 30, 2024	September 30, 2023
Real estate loans:
One to four-family residential	$5,070	$4,251	$3,903
Home equity	1,060	636	592
Commercial real estate	3,030	7,056	430
Construction and land development	10	2,237	2,414
Commercial and industrial	4,743	4,575	4,615
Consumer	2,099	1,974	993
Total	$16,012	$20,729	$12,947

Total non-performing loans to total loans	0.38%	0.51%	0.35%
Total non-performing assets to total assets	0.32%	0.43%	0.31%

(1) Non-performing loans and assets are comprised of non-accrual loans

NB BANCORP, INC.

ASSET QUALITY – PROVISION, ALLOWANCE, AND NET (CHARGE-OFFS) RECOVERIES

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
Allowance for credit losses at beginning of the period	$37,857	$34,306	$31,473

Provision for credit losses	4,997	4,429	1,965

Charge-offs:
One-to-Four-Family Residential	—	—	379
Commercial and industrial	—	22	679
Consumer	1,305	924	699
Commercial real estate	4,000	—	—
Total charge-offs	5,305	946	1,757

Recoveries of loans previously charged off:
Commercial and industrial	12	14	12
Consumer	44	54	196
Total recoveries	56	68	208

Net (charge-offs) recoveries	(5,249)	(878)	(1,549)

Allowance for credit losses at end of the period	$37,605	$37,857	$31,889

Allowance to non-performing loans	234.9%	182.6%	246.3%
Allowance to total loans outstanding at the end of the period	0.89%	0.92%	0.86%
Net (charge-offs) recoveries (annualized) to average loans outstanding during the period	(0.50)%	(0.09)%	(0.17)%